EMPLOYMENT AGREEMENT


         This Employment Agreement is made this 9th day of July, 1999 by and between Equitable Resources, Inc., a Pennsylvania corporation having a business address at One Oxford Centre, Suite 3300, 301 Grant Street, Pittsburgh, Pennsylvania 15219 (Equitable Resources, Inc. and its subsidiary companies hereinafter collectively known as the "Company") and John C. Gongas, Jr. ("the Employee").

                                   WITNESSETH

         WHEREAS, in connection with Employee's accepting a new assignment, the Company and Employee have agreed to enter into an employment contract to set forth the applicable terms and conditions; and

         WHEREAS, the parties further agree that as a condition of the Employment Agreement, they will enter into a Non-Competition Agreement of even date herewith which agreement requires the execution of a release upon termination of Employee's employment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Employee shall be employed as a Senior Vice President of the Company, reporting to the President and Chief Executive Officer, with responsibility for those matters assigned to him by the President in his discretion which are generally consistent with his experience and shall be paid therefor a base salary of $6,000 per biweekly pay period, commencing July 1, l999. To the extent that diligent performance of the work assigned to him does not require Employee's full time, then he may pursue outside employment activities, provided that they do not violate the provisions of the Non-Competition Agreement or any policies of the Company, including the policy relating to conflicts of interest.

         2. Unless Employee is earlier terminated for cause, as defined in Paragraph 2 of the Non-Competition Agreement, or the term of this Agreement is extended by mutual written agreement of the parties, Employee's position will be eliminated and his employment shall be terminated on November 30, 1999 (the "termination date"). If the parties agree in writing to extend the term of this Employment Agreement beyond November 30, 1999, then the term of the post employment period of theNon-Competition Agreement shall not expire until 12 months following the extended termination date.

         3. Unless terminated for cause, as defined in Paragraph 2 of the Non-Competition Agreement, Employee shall, upon termination of his employment, be entitled to six months separation pay (payable at an annual salary rate of $270,000) and continued health care coverage for six months following the termination date (under either the employee or retiree program if Employee retires) in lieu of and in substitution for the benefits prescribed in the Company's separation allowance plan. The separation amount will be paid in a lump sum to the Employee within 45 days of Employee's notice to the Company of a payment date, ehich notice shall be given no later than the termination date.

         4. During the term hereof, Employee will continue to participate in the Company's employee benefit plans, including health care, life and disability insurance, the Employee Stock Purchase Plan and the Employee Savings Plan, in accordance with the terms of those plans on the same terms as all other employees, and shall continue to be eligible for the executive perquisites (excluding the automobile allowance but including financial planning services) he is currently receiving, except that he will relinquish his membership in the Rivers Club immediately and his membership in Diamond Run Golf and Country Club upon termination of employment. Further, during the term hereof, Employee will continue to participate in the Executive Retention Plan in accordance with the terms of the award agreement and the plan and in the Deferred Compensation Plan and the Breakthrough Plan in accordance with the terms of those plans. Employee's existing Change of Control Agreement continues in effect in accordance with its terms until the termination date or such earlier date as may be provided under that agreement. Upon termination, in accordance with the terms of the split dollar life insurance agreement, the policy will be surrendered to Employee, but the Company will recoup premiums paid and will not be obligated to make any further premium payments.

         5. Employee shall be eligible for 31 days vacation in 1999 and will be entitled to be paid for any unused 1999 vacation upon termination of his employment in 1999.

         6. The Employee will not receive any further awards under the Company's Long-Term Incentive Plan but any existing option award agreements which have not expired continue in effect in accordance with the terms of such agreements and the plan. Employee shall be eligible to continue as a participant in the 1999 Short-Term Incentive Plan at his current target bonus level as though employed for the full year 1999; he shall be eligible to be paid any award earned as though he had continued to be employed through said payment date. The actual amount of any such award will be based on his performance in connection with the assignments made by the President and will be subject to Compensation Committee evaluation and approval.

         7. When engaged on Company business, Employee will have the use of a workstation at the Company's headquarters, a computer, mobile phone and other office equipment and systems and will be reimbursed for reasonable and necessary business travel expenses (excluding commuting mileage).

         8. This Employment Agreement and the rights of the parties relating to the subject matter hereof shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This Agreement shall inure to the benefit of the Company's successors and assigns, subject to the obligations of the Company hereunder.

         9. Except for the Non-Competition Agreement and the Release Agreement referenced therein, this Agreement contains the entire between the parties hereto with respect to Employee's employment and supersedes all prior agreements and understandings, oral or written, relating to this subject matter. This Agreement may not be changed, amended or modified, except by a written instrument signed by the parties.

         IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its officers thereunto duly authorized, and the Employee had hereunto set his hand, all as of the day and year first above written.

ATTEST:                                     EQUITABLE RESOURCES, INC.



/s/ Johanna G. O'Loughlin                   /s/ G. R. Spencer
------------------------------------        -----------------------------
                                            Gregory R. Spencer
                                            Senior Vice President and
                                            Chief Administrative Officer


WITNESS:                                    EMPLOYEE:



/s/ Crystal Doll                            /s/ John C. Gongas
---------------------------------           -----------------------------